[LETTERHEAD OF THELEN REID & PRIEST LLP]

                                                        EXHIBIT 5

                        December 1, 1998


Homestake Mining Company
650 California Street
San Francisco, CA 94108

Ladies and Gentlemen:

          We have acted as counsel for Homestake Mining Company, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 relating to the issuance and sale of 250,000 shares of common stock, $1.00 par value, of the Company ("Common Stock"), pursuant to the 1998 Outside Directors' Stock Compensation Plan (the "Plan").

          Please be advised that we are of the opinion that the Common Stock to be offered and sold by the Company, when issued and paid for in the manner contemplated by the Plan, will be legally issued, fully paid and non-assessable.

          We are members of the bar of the State of California and we express no opinion as to the laws of any state or jurisdiction other than federal laws of the United States, the laws of the State of California and the corporate laws of the State of Delaware.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form S-8.

                        Very truly yours,

                  /S/ THELEN REID & PRIEST LLP

                    THELEN REID & PRIEST LLP


MLJ/DM